Exhibit 11.1
Code of Ethics
Chapter 1 General Provisions
Purpose
hanarotelecom incorporated has hereby established the Code of Ethics (hereinafter referred to as the “Code”) for itself and its subsidiaries and affiliates (each a “Company”) and the Code sets forth the criteria for the actions and value judgment of the directors, officers and employees, in order to facilitate the Company’s growth into a world-class information and telecommunication firm.
Application
The Representative Director and President of the Company shall assume the overall responsibility for implementing the Code and monitoring compliance with the Code. All directors, officers and staff members of the Company shall abide by the Code.
The Representative Director and President shall strongly encourage all persons and firms engaging in various transactions with the Company to abide by the Code.
Chapter 2 Ethics toward Customers
With the firm conviction that customers are the business foundation of the Company and the very reason for the Company’s existence, all directors, officers and employees of the Company shall constantly strive to think and act from the customers’ viewpoint, and shall strive to achieve customer satisfaction.
1.	To respect customers
(1)	Directors, officers and employees shall treat customers with a kind attitude and give customer satisfaction top priority.

(2)	Directors, officers and employees shall proactively collect customer opinions such as suggestions and complaints.

(3)	Directors, officers and employees shall deal with customers with integrity and shall always keep promises made to a customer.

(4)	Directors, officers and employees shall protect information related to customers and customers’ rights.
2.	Employees shall provide value to customers

(1)	Employees shall strive to provide the value required by customers.

(2)	Employees shall provide at reasonable prices the goods and services to meet customer needs.
Chapter 3 Ethics toward Shareholders
All directors, officers and employees shall in good faith provide all such information as is necessary for the shareholders to invest with confidence, and shall protect the interest of the shareholders through efficient management activities.
1.	Provision of information in good faith
(1)	Directors, officers and employees shall respect the rights of shareholders and reasonable requests and maintain transparent management and an accurate accounting record system to establish a mutually reliable relationship.

(2)	Directors, officers and employees shall spontaneously provide information on the present conditions and prospects of the Company to assist the shareholders in making investment decisions.
2.	Protection of shareholders’ interests
(1)	Directors, officers and employees shall always strive to provide profits for shareholders through reasonable investment and efficient management.

(2)	Directors, officers and employees shall use their best efforts to reduce expenses and improve on productivity.
Chapter 4 Ethics toward Nation and Society
All directors, officers and employees of the Company shall observe all relevant laws and regulations in each jurisdiction in which the Company does business, and shall contribute to the development of society through continuing innovation and competitiveness.
1.	Compliance with laws

Directors, officers and employees shall observe all laws, rules, regulations and orders of the territory and country in which the Company conducts its business.

2.	Contribution to technical development and economic growth

(1)	Directors, officers and employees shall strive to develop and disseminate high-tech technologies for the development of the nation.

(2)	Directors, officers and employees shall contribute to economic stabilization and growth through the creation of jobs and faithful payment of relevant taxes.
3.	Service and return of profits to society
(1)	Directors, officers and employees shall contribute to the development of the nation and the local community through the returning of corporate profits.

(2)	Directors, officers and employees shall contribute to social development by encouraging and participating in healthy social welfare service activities.
4.	Avoidance of political involvement
(1)	Directors, officers and employees shall not provide or use any aspect of the Company’s organization, funds, manpower or facilities for political purposes.

(2)	Directors, officers and employees shall not engage in speeches or activities supporting or objecting to a particular political party, organization or candidate, and will not coerce other directors, officers and employees of the Company into engaging in such speeches or activities.
5.	Protection of the environment

Directors, officers and employees shall strive to prevent environmental pollution and protect nature through environment-friendly management for environmental conservation.
Chapter 5 Ethics toward Business Partners
All directors, officers and employees shall give equal opportunities to business partners and shall pursue mutual prosperity through transparent and fair transactions. In this Code, “business partner” or “partner” means an entity which conducts or seeks to conduct business with, or is a competitor of, the Company.
1.	Provision of equal opportunities
(1)	Directors, officers and employees shall provide qualified companies the opportunity to participate as partners.

(2)	Directors, officers and employees shall select partners by use of reasonable methods based on fair and objective examination criteria.

2.	Fair dealing
(1)	All transactions shall be fairly conducted on equal footing, and neither unlawful money nor other articles, entertainment, or conveniences shall be offered or received.

(2)	Directors, officers or employees are prohibited from using corporate property or position for personal gain or otherwise unethical activities.

(3)	In the event that any of the partners offers illegal money or articles, entertainment or conveniences to any of the directors, officers or employees of the Company, the Company may impose disadvantages including the termination of the transaction with the partner involved.
3.	Other unfair practices
(1)	Directors, officers and employees shall not engage in any financial transaction with partners (borrowing, guarantying, etc) independently of the Company business.

(2)	Directors, officers and employees shall not acquire any unlisted stocks of partners free of charge or on substantially advantageous conditions without the approval of the Company.

(3)	Directors, officers and employees shall not serve as an employee or in any other capacity in any partner.

(4)	Directors, officers and employees shall not disclose any information acquired in connection with the Company business to unauthorized persons either in or outside of the Company.
Chapter 6 Matters to be adhered to by Directors, officers and employees
Directors, officers and employees shall observe the Company policies, respect each other and strive for the development of the Company through fair performance of their duties.
1.	Protection of the secrets and properties of the Company
(1)	Directors, officers and employees shall observe all Company policies as a constituent member of the Company, and shall protect all information acquired in the course of performing their duties.

(2)	Directors, officers and employees shall utilize the Company properties efficiently and shall not exploit them for any purpose other than official Company business.
2.	Fair performance of the Company business
(1)	Directors, officers and employees shall impartially execute personnel policies on the basis of capability and quality, and shall treat other directors, officers and employees fairly based on the level of their efforts and contribution to the Company.

(2)	Directors, officers and employees shall not discriminate against other directors, officers and employees on the basis of relationship with a particular region or alumni, sex, religion or physical handicap.

(3)	Directors, officers and employees shall not use their authority and position in the Company for personal gain.

(4)	Directors, officers and employees shall maintain their integrity as directors, officers and employees and shall not damage the professional atmosphere for personal gain.
3.	Relationship among Directors, officers and employees
(1)	Directors and Officers shall be responsible for implementing the Code and shall set an example, train and supervise other employees.

(2)	Superiors shall not render to their subordinates any unfair instructions or orders and shall not place their subordinates under any disadvantage.

(3)	Subordinates shall comply with the reasonable instructions of their superiors and shall exert their utmost efforts to perform the business.

(4)	Directors, officers and employees shall not engage in any pecuniary transactions nor make inappropriate requests.

(5)	With respect to congratulatory events or condolences, directors, officers and employees shall show their courtesies but shall avoid paying an excessive amount of money.

(6)	Directors, officers and employees shall not engage in any verbal or physical acts of annoyance to their superiors, colleagues or subordinates, nor shall any group of directors, officers and employees single out an individual to annoy.

(7)	Directors, officers and employees shall not engage in sexual harassment, sexual acts or sexual abuse in the Company.

(8)	Directors, officers and employees shall restrain themselves from engaging in gambling, excessive drinking or conspicuous consumption which may jeopardize the smooth business execution of other directors, officers and employees.

4.	Reporting of violations and furnishing information
(1)	When any director, officer or employee unintentionally violates the Code, such director, officer or employee shall report the same to the Ethics Committee without fail.

(2)	When a director, officer or employee violates the Code, other employees who are aware of this violation shall report the same to the Audit department.

(3)	The identity of the reporter or informer shall be thoroughly protected.
5.	Obligation to complete the training course

All directors, officers and employees shall complete the Ethics Management Course at least once a year without fail.

6.	Reward and Punishment

Directors, officers and employees and relevant departments that abide by the Code and contribute to the ethics management activities of the Company shall be rewarded, and those directors, officers and employees who violate the Code shall be punished after deliberation of the case.
Addenda
Article 1 (Effective Date )
This Code of Ethics shall be effective from April 1, 2003, provided that the initial three months shall be the transition period.
Article 2 (Implementation of the Code)
Enforcement of Code of Ethics shall be set forth and the Ethics Committee shall be established by the resolution of the Board Meeting to ensure that all directors, officers and employees shall implement the Code, provided, however, that the formation and operation of the Ethics Committee shall be pursuant to the provisions of the Enforcement of Code of Ethics.
Article 3 (Interpretation)
With respect to the Ethics Management activities, any and all matters not provided for either in the Code of Ethics or the Enforcement of Code of Ethics or any ambiguities in the interpretation thereof shall follow the decision or interpretation of the Ethics

Committee.
Article 4 (Relationship with Company Regulations)
To the extent that any provision of the Code of Ethics is in conflict with Company regulations, the Code of Ethics shall prevail.
Article 5 (Obtaining Written Pledges)
The Company shall obtain written pledges from all directors, officers and employees to evidence their commitment to implement the Code of Ethics.

Pledge of Compliance with Code of Ethics
Department :
Rank :
Name :
Employee Number :
I, as a director/officer/employee of hanarotelecom Inc., have been educated about the code of ethics and regulations of hanarotelecom Inc., and hereby pledge myself to comply with them faithfully.
. . 200

Pledger	(signature)
To the Representative Director
of hanarotelecom incorporated